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EXHIBIT 4.2

                       THE BANK OF NEW YORK COMPANY, INC.


                         Officers' Certificate Pursuant

                                       to

                              Sections 201 and 301

                                       of

                                  the Indenture

         Pursuant to resolutions of the Board of Directors, dated May 14, 2002 (the "Resolutions"), of The Bank of New York Company, Inc. (the "Company"), and an Action, dated August 28, 2002 (the "Action"), of an Authorized Officer (as defined in the Resolutions) of the Company pursuant to the Resolutions and Sections 201 and 301 of the Indenture, dated as of October 1, 1993 (the "Indenture"), between the Company and J.P. Morgan Trust Company, National Association, as Trustee (the "Trustee"), the undersigned certify that the terms of a series of Securities established pursuant to the Resolutions, the Action and Section 301 of the Indenture shall be as follows (capitalized terms not defined herein shall have the meanings assigned to them in the Indenture:

         (1) The title of the Securities of such series is "4.25% Fixed Rate/Floating Rate Senior Subordinated Notes due 2012" (the "Notes").

         (2) The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture shall be $250,000,000, subject to being increased in the future on the same terms and conditions and with the same CUSIP number, as permitted under Section 301 of the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303, are deemed never to have been delivered thereunder).

         (3) Each Note shall mature, and the principal amount thereof shall be payable, on September 4, 2012.


         (4) The notes shall bear interest at a fixed rate of 4.25% per annum from and including September 4, 2002 to but excluding September 4, 2007 (the "fixed rate period"). The notes shall bear

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interest at a floating rate of interest, reset quarterly, from and including
September 4, 2007 to but excluding September 4, 2012 or such earlier date of redemption (the "floating rate period"). During the fixed rate period, interest shall be paid from and including September 4, 2002 or from and including the most recent Interest Payment Date (as defined in the form of Note) thereafter to which interest has been paid or duly provided for, to but excluding September 4, 2007, semi-annually on March 4 and September 4 of each year, beginning March 4, 2003. During the floating rate period, interest shall be paid from September 4, 2007 or from and including the most recent Interest Payment Date thereafter to which interest has been paid or duly provided for to but excluding September 4, 2012 or such earlier date of redemption, quarterly on each March 4, June 4, September 4 and December 4 of each year beginning December 4, 2007, at a per annum rate, equal to LIBOR (as defined in the form of Note) plus 1.48%, as determined by The Bank of New York, as calculation agent.

         (5) The notes are not redeemable prior to September 4, 2007. The notes shall be redeemable in whole or in part at the option of the Company on or after September 4, 2007 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus any accrued but unpaid interest to the date of redemption. Notice of redemption shall be mailed to the holders of the Notes to be redeemed not less than 15 nor more than 30 days prior to the redemption date.

         (6) The Notes shall not have the benefit of any sinking fund.


         (7) The Notes shall be subject to Sections 1402 and 1403 of the Indenture.


         (8) The Notes shall be issued initially in the form of one or more permanent Global Notes (collectively, the "Global Note") and the Depositary for such Global Note shall initially be The Depository Trust Company (the "Depositary").

         Except as otherwise set forth herein, in the Indenture or in the Global Note, owners of beneficial interests in the Notes evidenced by the Global Note will not be entitled to any rights under the Indenture with respect to the Global Note, and the Depositary may be treated by the Company, the Trustee, and any agent of the Company or the Trustee as the owner of the Global Note for all purposes whatsoever.

         The Depositary shall be a clearing agency registered under the Securities Exchange Act of 1934, as amended. Initially, the Global Note shall be held by the Paying Agent as custodian for the

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Depositary and registered in the name of Cede & Co., as the nominee of the
Depositary.

         (9) The Company's obligations under the Notes shall rank pari passu in right of payment with other Senior Subordinated Debt Securities and with the Existing Subordinated Indebtedness, subject to the obligations of the Holder of Notes to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the Indenture.

         (10) The Notes will be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by an Authorized Officer.

         IN WITNESS WHEREOF, the undersigned, hereto duly authorized, have duly signed, and delivered or caused to be delivered to the Trustee under the Indenture, this Officers' Certificate.

Dated:


      /s/ Thomas J. Mastro
By:--------------------------------
   Thomas J. Mastro
   Comptroller

      /s/ J. Michael Shepherd
By:--------------------------------
   J. Michael Shepherd
   Executive Vice President,
   General Counsel and Secretary